Exhibit 12.1

                         ESI TRACTEBEL ACQUISITION CORP.
                Ratio of Earnings to Fixed Charges (In Thousands)

                            (In Thousands of Dollars)

                                                                            Partnerships Combined                NE LP Pro forma
                                                               --------------------------------------------  -----------------------
                                                                            Year Ended December 31,          Year Ended December 31,
                                                               --------------------------------------------  ----------------------
                                                               1993      1994       1995     1996      1997           1997
                                                               ----      ----       ----     ----      ----           ----
Earnings to Fixed Costs:

Pre-tax income from continuing operations                    (1,261)   (2,979)    26,857    9,924    36,673          (7,224)
Plus:
         Fixed charges
                  Interest expense (debt and energy bank)    46,244    49,744     67,587   52,214    49,836          82,686
                  Amortization of debt issuance costs         2,599     2,333      2,305    2,373     2,163             605
                  1/3 Lease expense                             138       149        108      122       126             126
                                                             ------    ------     ------   ------    ------          ------
                           Total fixed charges               48,981    52,226     70,000   54,709    52,125          83,417

Total earnings                                               47,720    49,247     96,857   64,633    88,798          76,193

Earnings to Fixed Charge Ratio (1)                                -         -       1.38     1.18      1.70               -
                                                             ======    ======     ======   ======    ======         =======

(1) The earnings for 1993, 1994 and pro forma 1997 were inadequate to cover fixed charges. The coverage deficiencies during 1993, 1994 and pro forma 1997 are $1.261 million, $2.979 million and $7.224 million, respectively.